Exhibit 99.1

FOR IMMEDIATE RELEASE

JANUARY 20, 2015

Contact:	Jill McMillan, Director, Communications and Investor Relations
Phone: (214) 721-9271
Jill.McMillan@enlink.com

ENLINK MIDSTREAM INCREASES QUARTERLY DISTRIBUTIONS

DALLAS, January 20, 2015 — The EnLink Midstream companies today announced the declaration of the quarterly distributions for EnLink Midstream Partners, LP (NYSE: ENLK) (the Master Limited Partnership) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) for the fourth quarter of 2014:

•                  The quarterly distribution on the Master Limited Partnership’s common units will be $0.375 per common unit, which is a half cent increase from the distributions declared for the third quarter of 2014.  The distributions are payable on February 12 to unitholders of record on February 2.

•                  The quarterly distribution on the General Partner’s common units will be $0.235 per common unit, which is a half cent increase from the distributions declared for the third quarter of 2014.  The distributions are payable on February 13 to unitholders of record on February 2.

About EnLink Midstream Companies

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 8,800 miles of gathering and transportation pipelines, 13 processing plants with 3.4 billion cubic feet per day of net processing capacity, seven fractionators with 252,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink Midstream companies can be found at www.EnLink.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Master Limited Partnership and the General Partner based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Master Limited Partnership and the General Partner believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to results of operations information and distribution information. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Master Limited Partnership and the General Partner, which may cause the Master Limited Partnership’s and the General Partner’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Master Limited Partnership’s and the General Partner’s filings with the Securities and Exchange Commission. The Master Limited Partnership and the General Partner have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Qualified Notice to Nominees:

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of the Master Limited Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of the Master Limited Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Master Limited Partnership, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

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